Filed pursuant to Rule 424(b)(5)

No. 333-228061

PROSPECTUS SUPPLEMENT
(To prospectus dated August 3, 2020)

5,212,000 Shares of Common Stock

ZW Data Action Technologies Inc.

Common Stock

We are offering directly to certain institutional investors, pursuant to this prospectus supplement and the accompanying base prospectus, up to an aggregate of 5,212,000 shares of our common stock, par value $0.001 per share. The purchase price for each share of common stock is $3.59.

Our common stock is listed on The NASDAQ Capital Market under the symbol “CNET.” The last reported sale price of our common stock on February 12, 2021 was $3.91 per share.

In a concurrent private placement, we are selling to the same investors warrants (the “Private Placement Warrants”) to purchase up to an aggregate of 2,606,000 of our common stock at a per share exercise price of $3.52. Neither the Private Placement Warrants nor any shares of common stock issuable thereunder are being registered under the Securities Act of 1933, as amended (the “Securities Act”), are not being offered pursuant to this prospectus supplement or the accompanying base prospectus and are being offered pursuant to an exemption provided in Section 4(a)(2) of the Securities Act and Rule 506(b).

INVESTING IN OUR SECURITIES INVOLVES RISKS, INCLUDING THOSE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE S-7 OF THIS PROSPECTUS SUPPLEMENT AND SET FORTH IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS.

FT Global Capital, Inc. acted as placement agent on this transaction. The placement agent is not purchasing or selling any securities nor is it required to arrange for the sale of any specific number or dollar amount of securities, but has agreed to use its best efforts to arrange for the sale of other securities offered by this prospectus supplement. We have agreed to pay the placement agent the placement agent fees set forth in the table below.

	Per Share	Total
Offering Price	$3.59	$18,711,080.00
Placement Agent Fees (1)	$0.2513	$1,309,775.60
Proceeds to Us, Before Expenses	$3.3387	$17,401,304.40

(1)       See “Plan of Distribution” for additional disclosure regarding placement agent fees and estimated offering expenses. We will issue to the placement agent warrants to purchase 7.0% of the shares of common stock issued in this offering on substantially the same terms as the warrants sold in this offering, except that the placement agent warrants shall not be exercisable for a period of 180 days after the closing date of this offering and shall have an exercise price of 125% of the public offering price. The placement agent warrant and shares of common stock underlying such warrant are being offered pursuant to an exemption from registration in a private placement by us.

We estimate the total expenses of this offering, excluding the placement agent’s fees, will be approximately $260,000.

We expect delivery of the common stock being sold in this offering to be made to the investors on or about February 18, 2021, against payment of immediately available funds. Because there is no minimum offering amount, the actual offering amount, placement agent fees and proceeds to us, if any, are not presently determinable and may be substantially less than the maximum amounts set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Placement Agent

FT Global Capital, Inc.

The date of this prospectus supplement is February 16, 2021

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
SUMMARY	S-2
THE OFFERING	S-6
RISK FACTORS	S-7
FORWARD-LOOKING STATEMENTS	S-12
USE OF PROCEEDS	S-13
DIVIDEND POLICY	S-13
DESCRIPTION OF SECURITIES WE ARE OFFERING	S-14
PRIVATE PLACEMENT TRANSACTION OF WARRANTS	S-14
DILUTION	S-15
PLAN OF DISTRIBUTION	S-16
LEGAL MATTERS	S-17
EXPERTS	S-17
WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US	S-18
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	S-19

Base Prospectus

ABOUT THIS PROSPECTUS	1
ABOUT CNET	2
RISK FACTORS	5
NOTE REGARDING FORWARD LOOKING STATEMENTS	5
USE OF PROCEEDS	6
DILUTION	6
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK	6
DESCRIPTION OF WARRANTS	7
DESCRIPTION OF UNITS	10
PLAN OF DISTRIBUTION	11
LEGAL MATTERS	13
EXPERTS	13
INFORMATION INCORPORATED BY REFERENCE	13
WHERE YOU CAN FIND MORE INFORMATION	14

You should rely only on the information contained in this prospectus supplement and the accompanying base prospectus that we have authorized to be distributed to you, or information incorporated by reference herein. We have not, and the placement agent has not, authorized anyone else to provide you with additional or different information. We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date.

No action is being taken in any jurisdiction outside the United States to permit an offering of the common stock or possession or distribution of this prospectus supplement or the accompanying base prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying base prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying base prospectus applicable to that jurisdiction.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form S-3 (File No. 333-228061) that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this “shelf” registration process, we may from time to time sell any combination of securities described in the accompanying base prospectus in one or more offerings up to a total of $75 million.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock, including the price, the number of shares of common stock being offered, the risks relating to an investment in our common stock and the placement agent arrangements, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into the prospectus supplement and the accompanying base prospectus. The second part is the accompanying base prospectus, which gives more general information, some of which, such as the descriptions of unissued securities other than our common stock, do not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement and the accompanying base prospectus — the statement in the document having the later date modifies or supersedes the earlier statement. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of any Current Report on Form 8-K into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act of 1934, as amended (the “Exchange Act”), or into this prospectus supplement or the accompanying base prospectus.

S-1

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement or the accompanying base prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying base prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying base prospectus.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying base prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

SUMMARY

The following summary may not contain all the information that may be important to you in making an investment in our securities. This prospectus supplement and accompanying base prospectus incorporate important business and financial information about us that is not included in, or delivered with, this prospectus supplement and the accompanying base prospectus. Before making an investment, you should read the entire prospectus supplement and the accompanying base prospectus carefully. You should also carefully read the risks of investing discussed under “Risk Factors” and the financial statements included in our other filings with the SEC. This information is incorporated by reference into this prospectus supplement and the accompanying base prospectus, and you can obtain it from the SEC as described below under the headings “Where You Can Find Additional Information About Us” and “Incorporation of Certain Documents by Reference.” Unless otherwise mentioned or unless the context requires otherwise, when used in this prospectus supplement, the terms “Company,” “we,” “us,” and “our” refer to ZW Data Action Technologies Inc. and its wholly-owned subsidiaries and consolidated entities. “China” and the “PRC” refer to the People’s Republic of China.

Our Business

We are a holding company that conducts our primary businesses through our PRC subsidiaries and operating entities (the “VIEs”). Through our PRC operating subsidiaries and VIEs, we primarily operate one-stop services for our clients on our Omni-channel advertising, precision marketing and data analysis management system. We offer a variety channels of advertising and marketing services through this system, which primarily include distribution of the right to use search engine marketing services we purchased from key search engines, provision of online advertising placements on our web portals, provision of ecommerce O2O advertising and marketing services as well as provision of other related value-added data and technical services to maximize market exposure and effectiveness for our clients.

S-2

Our Principal Products and Services

Internet Advertising, Precision Marketing and Related Data Services

Founded in 2003 and 2011, respectively, 28.com and liansuo.com are two of the leading Internet portals for information relating to small business opportunities in China, and 28.com is one of the earliest entrants in this sector. In the past few years, we further developed and upgraded the system and tools of our advertising portals, including customer user interface, and integrated our mobile functions. Besides our advertising portals, we also have established solid partnership relations with key search engines in China which entitle us to the distribution of the right to use their search engine marketing service which allows our customers to invest in their online advertising and marketing campaign through multi-channel to maximize market exposure and effectiveness.

Our Internet advertising, precision marketing and related data services provide advertisers with tools to build sales channels directly in the form of franchisees, sales agents, distributors, and/or resellers, and have the following features which enable them to be attractive to the advertisers:

•	Allowing potential entrepreneurs interested in inexpensive franchise and other business ventures to find in-depth details about these businesses in various industries and business categories, with real-time and online assistance through an instant messenger;

•	Providing one-stop integrated Internet marketing and advertising services for SMEs by offering customized services and advertisement placement on various communication channels through intelligent based promotion systems;

•	Generating effective sales leads information; and

•	Bundling with advanced traffic generation techniques, search-engine optimization and marketing and other Internet advertising management tools to assist our clients with monitoring, analyzing and managing their advertising and data collected on our web portal.

We typically charge our clients a fixed monthly fee for the Internet advertising and related data services that we provide on our ad portals. For distribution of the right to use the search engine marketing service, revenue is recognized on a monthly basis and at a gross amount, based on the direct cost consumed through search engines for providing such services with a premium, which typically is 3%-8%. A certain group of our clients also purchase effective sales lead information collected by our online advertising system, and we charge a fixed fee, which varies for different business types, for each effective sales lead information delivered to clients.

We derive our revenue principally by:

•	distributing the right to use search engine marketing service we purchased from key search engines to increase the sales lead conversion rate for our clients’ business promotion on both mobile and PC searches;

•	selling Internet advertising space on our advertising portals and providing related data service to our clients through the Internet advertising management systems developed and managed by us;

•	selling effective sales lead information; and

•	providing other e-commerce O2O advertising and marketing and related value-added technical services.

S-3

In early 2018, we commenced expansion into the blockchain industry and related technology. In January 2018, we announced our strategic partnership with Wuxi Jingtum Network Technology ("Jingtum”), a credible blockchain ecology builder. This strategic partnership with Jingtum is focused on blockchain technology to build a credible, fair and transparent platform for business opportunities and transactions. We aim to build a credible, traceable, and highly secured blockchain application infrastructure platform and develop effective business applications, including both mobile and web applications, to meet the large demand from the small and medium enterprises (“SMEs”). We believe that the applications of blockchain in the field of business development and marketing can help SMEs build a new business ecosystem based on algorithmic trust. With the introduction of blockchain technology, we will gradually shift our platform-centric services in the past towards decentralizing services, solving trust issues in business cooperation and services and enhancing user vitality and loyalties. We also plan to gradually shift from providing information services to providing transaction services for business opportunities so as to create a multi-industry and cross-chain value-based internet sharing business.

For the years ended December 31, 2019 and 2018, as we initiated our Business Opportunity Social Ecosystem (“BOSE”), we were in the process of developing two blockchain-technology powered platform applications named BO!News and OMG, respectively. Our blockchain-powered platform together with the applications aim to build a social community which facilitates various types of users, such as business owners, entrepreneurs, suppliers and customers or any individual who is interested in starting up a business, to share business opportunities and related information and allows users to conduct certain business transactions that can be recorded and verified through the blockchain-technology applied by our applications. In return, our platform will use a reward point mechanism generated on blockchain in the form of token to keep track and award the users for their contributions to our platform applications. These reward points are not associated with any cryptocurrency and will not be listed in any crypto exchange can only be used within our BOSE, such as, exchange for our advertising and marketing services.

To enhance the reliability of our future blockchain services and optimize location for client proximity, we incorporated a new wholly-owned subsidiary, ChinaNet Online (Guangdong) Technology Co., Ltd. (“ChinaNet Online Guangdong”) in May 2020 as we are in the process of expanding our corporate business and technology headquarters to the city of Guangzhou in Southern China. ChinaNet Online Guangdong has officially commenced its operations since July 2020. Along with the development of new customer base in southern China in future periods, we plan to gradually transfer a portion of our core business activities to ChinaNet Online Guangdong. We are also currently seeking for new local business partners to develop new high-technology related business, including blockchain services.

In June 2020, we made an investment of RMB0.19 million (approximately US$0.03 million) in cash to Business Opportunity Chain (Guangzhou) Technology Co., Ltd. (“Business Opportunity Chain Guangzhou”), a newly established entity in which we beneficially own a 19% equity interest. Our investment to Business Opportunity Chain Guangzhou is aiming to further integrate our resources in customer base, media operations and technology for the development of webcast platform based business promotion service and franchise consultancy service.

In October 2020, we incorporated a new majority-owned subsidiary, Qiweilian (Guangzhou) Technology Co., Ltd. (“Qiweilian”), in which an unrelated party owns 49% and we own 51% equity interest. Qiweilian was established for the development of digital business promotion services to SMEs based on WeChat.

Effective October 14, 2020, we changed our corporate name from ChinaNet Online Holdings, Inc. to ZW Data Action Technologies Inc.

S-4

In early December 2020, we completed our Blockchain Integrated Framework for retail business, or BIF, to provide a framework platform for more accessible and efficient integration of small and medium sized retail business users. BIF provides on-time delivery, real-time information, and record-time service for retail business users while consolidating both Key Opinion Leader (“KOL”) and Online-to-Offline marketing and advertising information. Harnessing the benefits of blockchain-powered technology, BIF could improve security, give retailers more control over their data, and create new forms of marketing to help retailers meet consumer needs with higher precision and capture the value otherwise missed. We plan to complete the integration of BO!News and OMG onto BIF for commercial release by the first half of 2021 and launch BIF to retail business users before the end of the third fiscal quarter of 2021.

In early December 2020, we announced the official opening of our first live streaming platform in Guangzhou, China. The Platform boasts a 5,000-square-meter office that provides a powerful livestreaming channel. It features livestreaming ecommerce, ecommerce support service, influencer stream shopping, private traffic boosting, supply chain service, and supply chain finance.

In December 2020, we completed an offering of shares of our common stock together with warrants which resulted in gross proceeds of $7.0 million.

 With further enhancement of technology on both blockchain development and internet traffic and data analytics for the implementation of BOSE, in January and February 2021, we have initiated and executed a series of partnerships and cooperation to execute our business plan on building up BOSE to capture the business opportunity with the opening of our live steaming platform. Our preliminary business plan included: connecting BOSE to Enterprise Wechat and CRM SaaS for consolidating and accumulating behavior data in social media; enhancing online branding and management service and aggregating more efficient ROI and cost-effective advertising and marketing services to our clients; offering services for the supply chain finance with the focus on the target audiences of KOLs and O2O e-commerce merchants, with options and selections of digital assets, and adoption of crypto payment gateways with licensed partners; utilizing upgraded decentralized financial technology and building Defi service on BIF platform for intellectual property rights with expansion of the BIF technology on blockchain mining.

Intellectual Property

As of the date hereof, we have twenty-four software copyright certificates issued by the State Copyright Office of the PRC (“SCO”), including, but not limited to, software systems covering monitoring and management platforms on internet advertising effects, analysis systems on internet traffic statistics and internet user behavior, analysis systems on log-based visit hotspot and browsing trails and analysis systems on search engine marketing.

Corporate Structure

Our direct wholly owned subsidiary, China Net BVI, was incorporated in the British Virgin Islands on August 13, 2007. On April 11, 2008, China Net BVI became the parent holding company of a group of companies comprised of CNET Online Technology Co. Limited, a Hong Kong company (“China Net HK”), which established, and is the parent company of, Rise King Century Technology Development (Beijing) Co., Ltd., a wholly foreign-owned enterprise (“WFOE”) established in the PRC (“Rise King WFOE”). In October 2008, Rise King WFOE acquired control over Business Opportunity Online (Beijing) Network Technology Co., Ltd. (“Business Opportunity Online”) and Beijing CNET Online Advertising Co., Ltd. (“Beijing CNET Online”) (collectively the “PRC Operating Entities” or the “VIEs”) by entering into a series of contracts (the “Contractual Agreements” or the “VIE Agreements”), which enabled Rise King WFOE to operate the business and manage the affairs of the PRC Operating Entities. Rise King WFOE is our indirect wholly-owned subsidiary that is a registered wholly foreign owned enterprise in the PRC. Business Opportunity Online and Beijing CNET Online are based in Beijing, PRC and owned by three Chinese citizens, including Mr. Handong Cheng, our chairman and chief executive officer, who owns a 46% equity interest in both Business Opportunity Online and Beijing CNET Online.

Our Principal Executive Offices

Our executive offices are located at Room 1106, Xinghuo Keji Plaza, No. 2 Fengfu Road, Fengtai District, Beijing, PRC 100070. Our telephone number is +86-10-6084-6616. Our corporate website is at www.zdat.com. Information contained on, or accessed through our website is not intended to constitute, and shall not be deemed to constitute, part of this prospectus supplement.

S-5

THE OFFERING

The Offering	Pursuant to this prospectus supplement and the accompanying prospectus, we are offering the following securities:

Common stock	5,212,000 shares of common stock, par value $0.001 per share, at a purchase price of $3.59 for each share of common stock.

Common stock to be outstanding after this offering	31,274,915 shares, based on 26,062,915 shares of our common stock outstanding as of February 12, 2021 and excluding any shares of our common stock issuable upon exercise of outstanding warrants, the Private Placement Warrants, or options or other rights to purchase shares of our common stock.

Concurrent private placement	In a concurrent private placement, we are selling to the purchasers of our common stock in this offering the Private Placement Warrants which represent the right to purchase up to 50% of the number of shares of common stock purchased by such investors in this offering, or up to 2,606,000 shares. We will receive gross proceeds from the concurrent private placement transaction solely to the extent such warrants are exercised for cash. The warrants will be exercisable at an exercise price of $3.59 per share and will expire on August 18, 2024 (the date that is three and one-half years from the issuance date). The warrants and the shares of common stock issuable upon the exercise of the warrants are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. See “Private Placement Transaction of Warrants” beginning on page S-15 of this prospectus supplement.

Use of proceeds	We estimate that the net proceeds from this offering, after deducting placement agent fees and before offering expenses payable by us, will be approximately $17.4 million. We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page S-13.

Risk Factors	See “Risk Factors” beginning on page S-7 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, including the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

NASDAQ Capital Market Symbol	CNET

Transfer Agent	Empire Stock Transfer, Inc.,1859 Whitney Mesa Dr., Henderson, Nevada 89014

Placement Agent	FT Global Capital, Inc.

S-6

RISK FACTORS

The following is a summary of certain risks that should be carefully considered along with the other information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. You should carefully consider the risk factors incorporated by reference to our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2019 and the other information contained in this prospectus supplement and accompanying base prospectus, as updated by our subsequent filings under the Exchange Act. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. If any other material risks of which we are unaware later occur or become material, our business, financial condition, and operating results, and the price of and trading market for our stock, could be materially harmed. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Related to Our Business

 We operate in the advertising and data service industry, which is particularly sensitive to changes in economic conditions and advertising trends.

Advertising and data service spending by our clients is particularly sensitive to changes in general economic conditions. For example, advertising and data service expenditures typically decrease during periods of economic downturn. Advertisers may reduce the amount of money they spend to advertise and obtain precision marketing data and data analysis on/from our advertising and data service platforms for a number of reasons, including:

•	a general decline in economic conditions;

•	a decline in economic conditions in the particular cities where we conduct business;

•	a decision to shift advertising and marketing expenditures to other available less expensive advertising media; and

•	a decline in advertising and marketing spending in general.

A decrease in the demand for advertising media in general, and for our advertising and marketing services in particular, would materially and adversely affect our ability to generate revenues, and have a material adverse effect on our financial condition and results of operations.

Our blockchain business is at an early stage and the PRC laws and regulations may have a potential effect.

As an initiation of our Business Opportunity Social Ecosystem, we are in the process of developing our Business Opportunity Chain platform based on the blockchain technology to facilitate our company’s business. The laws and regulations governing the blockchain in China are developing and evolving and subject to changes.

The PRC government adopts a positive attitude to the blockchain technology and it has been mentioned several times in the national strategy reports. However, for the initial coin offering (the “ICO”) which may appear in the most blockchain projects, the PRC government authorities have strictly prohibited the ICO and any similar activities within the PRC by issuing the Announcement of the People's Bank of China, the Office of the Central Leading Group for Cyberspace Affairs, the Ministry of Industry and Information Technology and Other Departments on Preventing the Financing Risks of Initial Coin Offerings on September 4, 2017. The Banking and Insurance Regulatory Commission, the Office of the Central Cyberspace Affairs Commission, the Ministry of Public Security, the People's Bank of China and the State Administration for Market Regulation also issued the Risk Warning for Preventing Illegal Fundraising in the Name of "Virtual Currency" or "Blockchain" on August 24, 2018. The Internet Finance Association of China also issued a series of notices to remind the potential risks of ICO and the cryptocurrency trading to the PRC residents, including the Risk Warning on Guarding against the "Virtual Currency" such as Bitcoin on September 13, 2017, Risk Warning on Guarding against the Disguised Initial Coin Offering Activities on January 12, 2018 and Risk Warning on Guarding against the Offshore Initial Coin Offering Activities and the Cryptocurrency Trading on January 26, 2018.

S-7

We do not plan to initiate any ICO in China or any other jurisdictions. We have been advised by our PRC counsel, as long as we do not issue any virtual currency coins, we only need to record filing as required by the Cyberspace Administration of China's Regulations on the Management of Blockchain Information Services that went into effect on February 15, 2019. We do not believe that such record filing procedure will have a material effect on our blockchain-powered platform. However, as the laws and regulations governing the blockchain in China are developing and evolving and subject to changes, we cannot assure you that that our blockchain technology related business will continue to be compliance with the PRC law. If our practice is deemed to have violated any PRC law or regulations, our blockchain related business would be materially and adversely affected.

Given the continuing changing of the regulation regime and the government policy of this area in the PRC, an overall limited industry experiences in developing and operating a blockchain-powered platform, and our lack of operating history to serve as an transaction facilitation and verification services provider, our ability to generate substantial revenue from the blockchain-powered platform upon its launch remains unproven. It may be difficult for you to evaluate its performance and prospects.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Although we plan to use all of the net proceeds from this offering for working capital and general corporate purposes, our management still has broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

S-8

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an offering price of $3.59 per share, after deducting estimated offering commissions and expenses and adjusting for the offering completed in December 2020, the net tangible book value of the common stock per share as of September 30, 2020 would have been $0.86 per share. If you purchase shares of common stock in this offering, you will suffer dilution of $2.73 per share in the net tangible book value of the common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act.

After the completion of this offering, one stockholder will continue to own a large percentage of our outstanding stock and could significantly influence the outcome of our corporate matters.

Mr. Handong Cheng, our chairman, chief executive officer and president, individual and through Rise King Investment Ltd, which he controls, currently beneficially owns approximately 17.40% of our issued and outstanding common stock. Upon the completion of this offering, his ownership interest will decrease to approximately 14.50%. As a result, he, together with other major shareholders, will continue to maintain control over substantially all corporate actions and decisions that require stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not generally restricted from issuing additional common stock, or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional common stock or preferred stock or securities convertible into, exchangeable for, or that represent the right to receive, common stock, or the exercise of such securities, could be substantially dilutive to holders of our common stock. The market price of our common stock could decline as a result of this offering, sales of our common stock made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of future offerings. Thus, our stockholders bear the risk of future offerings reducing the market price of our common stock and diluting their shareholdings in us.

S-9

We do not anticipate paying cash dividends on our common stock and investors in this offering may never obtain a return on their investment.

You should not rely on an investment in our common stock to provide dividend income, as we have not paid any cash dividends on our common stock to date, and do not plan to pay any cash dividends in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment.

Our common stock may be affected by limited trading volume and may fluctuate significantly.

Our common stock is traded on the NASDAQ Capital Market. Although an active trading market exists for our common stock, there can be no assurance that an active trading market for our common stock will be sustained. Failure to maintain an active trading market for our common stock may adversely affect our shareholders’ ability to sell our common stock in short time periods, or at all. Our common stock has experienced, and may experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock.

The price of our common stock may be volatile or may decline, which may make it difficult for investors to resell shares of our common stock at prices they find attractive.

The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations could adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition, and, in particular, further deterioration of asset quality;

•	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	actions by institutional shareholders;

•	fluctuations in the stock price and operating results of our competitors;

•	general market conditions and, in particular, developments related to market conditions for the financial services industry;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings or litigation that involve or affect us; or

•	domestic and international economic factors unrelated to our performance.

S-10

The stock market has experienced significant volatility recently. As a result, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate more than usual and cause significant price variations to occur. The trading price of the shares of our common stock and the value of our other securities will depend on many factors, which may change from time to time, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales of our equity or equity related securities, and other factors identified below in “Forward-Looking Statements.”

Accordingly, the shares of our common stock that an investor purchases, whether in this offering or in the secondary market, may trade at a price lower than that at which they were purchased, and, similarly, the value of our other securities may decline. Current levels of market volatility are unprecedented. The capital and credit markets have been experiencing volatility and disruption for more than a year. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength.

A significant decline in our stock price could result in substantial losses for individual shareholders and could lead to costly and disruptive securities litigation.

Outstanding options and warrants and the Private Placement Warrants may be dilutive to holders of our common stock.

The ownership interest of the existing holders of our common stock will be diluted to the extent any outstanding options and warrants as well as the Private Placement Warrants are exercised. The shares of our common stock underlying outstanding options and warrants and the Private Placement Warrants represented approximately 17.3% of our common stock outstanding as of February 16, 2021 (assuming that the total shares of common stock outstanding includes the 5,212,000 shares offered pursuant to this prospectus supplement).

S-11

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying base prospectus, including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. Any forward-looking statements are based on our current expectations and projections about future events and are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,”“anticipates,”“intends,”“estimates,”“plans,”“believes,”“seeks,”“may,”“should,”“could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Any forward-looking statements are qualified in their entirety by reference to the risk factors described herein and those incorporated by reference in this prospectus supplement and the accompanying base prospectus or in any document incorporated by reference into this prospectus.

You should read this prospectus supplement and the accompanying base prospectus and the documents that we have incorporated by reference completely and with the understanding that our actual future results may be materially different from what we currently expect. You should assume that the information appearing in this prospectus supplement and the accompanying base prospectus and any document incorporated herein or therein by reference is accurate as of its date only. Because the risk factors referred to above and in our most recent Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2019 could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus supplement and the accompanying base prospectus supplement and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

S-12

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $17.1 million, after deducting the placement agent fees and the estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering.

We will not receive any proceeds from the sale of common stock issuable upon exercise of the Private Placement Warrants unless and until such Private Placement Warrants are exercised. If the Private Placement warrants are fully exercised for cash, we will receive additional proceeds of up to approximately $9.4 million.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board of directors may deem relevant.

Under current PRC regulations, wholly foreign-owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises are required to set aside certain amounts of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

S-13

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering to certain institutional investors, pursuant to this prospectus supplement and the accompanying prospectus, up to an aggregate of 5,212,000 shares of our common stock. The purchase price for each share of common stock is $3.59. The material terms and provisions of our common stock are described in the section entitled “Description of Common Stock and Preferred Stock” in the accompanying prospectus. The shares of common stock issued in this offering will be, when issued and paid for in accordance with the securities purchase agreement, duly and validly authorized, issued and fully paid and non-assessable. As of February 12, 2021, there were 26,062,915 shares of common stock issued and outstanding.

PRIVATE PLACEMENT TRANSACTION OF WARRANTS

In a concurrent private placement, we will issue and sell to the same investors the Private Placement Warrants to purchase up to an aggregate of 2,606,000 shares of our common stock at an exercise price equal to $3.59 per share.

The Private Placement Warrants and the shares of common stock issuable upon the exercise of such Private Placement Warrants are not being registered under the Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D. Accordingly, investors may only sell shares of common stock issued upon exercise of the Private Placement Warrants pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

Exercisability. The Private Placement Warrants are exercisable at any time up until August 18, 2024 (three and one-half years from the date of issuance), at which time any unexercised Private Placement Warrants will expire and cease to be exercisable. The Private Placement Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the Private Placement Warrants and the issuance of the shares of common stock underlying the Private Placement Warrants under the Securities Act is not then effective or available, the holder may exercise the warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Notwithstanding the foregoing, the holder will not have the right to exercise any portion of a warrant if the holder, together with its affiliates, would, subject to limited exceptions, beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after the exercise. The holder may elect to decrease or increase this beneficial ownership limitation up to 9.99% upon 61 days’ prior written notice to us. The warrants also contain “full ratchet” price protection in the event of subsequent issuances below the applicable exercise price.

Resale/Registration Rights. We are required within 30 days of the closing of the offering to file a registration statement providing for the resale of the shares of common stock issued and issuable upon the exercise of the warrants. We are required to use commercially reasonable efforts to cause such registration to become effective no later than 75 days following the closing date of the offering and the placement provided the SEC does not review the registration statement or 110 days following the closing date of the offering and the placement in the event the SEC reviews the registration statement.

Exercise Price; Anti-Dilution. Each warrant will be exercisable at an exercise price of $3.59 per share of common stock, payable in U.S. dollars. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability. Subject to applicable laws including, without limitation, compliance with the Securities Act and any state securities laws, the warrants may be offered for sale, sold, transferred or assigned without our consent. There is currently no established trading market for the warrants and a trading market is not expected to develop.

Exchange Listing. There is currently no established public trading market for the warrants, and we do not intend to apply to list the warrants on any securities exchange or automated quotation system

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Private Placement Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Redemption Rights. Subject to the notice procedures set forth in the Warrant, we have an option to purchase all, or any part, of then-remaining portion of the Private Placement Warrants from the holders if (i) the volume weighted average price for a period of ten (10) consecutive trading days (the “Measuring Period”), exceeds $8.0775 per day, (ii) no equity conditions failure shall have occurred, and (iii) the aggregate dollar trading volume (as reported on Bloomberg) of the common stock on the applicable eligible market for each trading day during the Measuring Period exceeds $500,000 per day. On the redemption date, we shall pay an amount equal to the product of (x) the number of shares of common stock underlying the Private Placement Warrants then issuable upon exercise of the Private Placement Warrants (without regard to any limitations of exercise set forth therein) and (y) $0.001 (the “Redemption Price”) to the holder on the Redemption Date by wire transfer of immediately available funds to an account specified by the holder. Any redemption notice shall be irrevocable.

S-14

DILUTION

If you invest in our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the offering price per share of common stock you will pay in this offering and the as adjusted net tangible book value per share of our common stock after giving effect to this offering.

Our historical net tangible book value as of September 30, 2020 was $9,888,002, or $0.38 per share of common stock, after taking into account the proceeds received and shares issued pursuant to the offering by us of $7,000,000 of our securities that closed in December, 2020. Historical net tangible book value per share represents the amount of our total tangible assets, less total liabilities, divided by the number of our outstanding shares of common stock.

After giving effect to the sale of our common stock in the aggregate amount of $18.7 million in this offering at an offering price of $3.59 per share, and after deducting estimated offering commissions and expenses payable by us, our net tangible book value as of September 30, 2020 would have been approximately $27,029,306, or $0.86 per share. This represents an immediate increase in as adjusted net tangible book value per share of $0.48 to existing stockholders and immediate dilution of $2.73 in as adjusted net tangible book value per share to new investors participating in this offering. The following table illustrates this per share dilution to investors participating in this offering:

Offering price per share		$3.59
Net tangible book value per share as of September 30, 2020(1)	$0.38
Increase attributable to new investors	$0.48
As adjusted net tangible book value per share after this offering		$0.86
Dilution per share to new investors		$2.73

________

(1) Net tangible book value per share as of September 30, 2020 has been adjusted for the offering of $7,000,000 of our securities that closed in December 2020.

The above discussion and table are based on 26,062,915 shares of our common stock outstanding as of September 30, 2020 after adjusting for the shares issued in the December 2020 offering and excludes:

•	277,976 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2020, with an exercise price of $3.00 per share;

•	5,000,000 shares of common stock reserved for future issuance under our ZW Data Action Technologies Inc. (f/k/a) ChinaNet Online Holdings, Inc. 2020 Equity Incentive Plan as of December 31, 2020;

•	129,000 shares of common stock issuable upon the exercise of outstanding warrants, with an exercise price of $1.4927 per share;

•	2,030,865 shares of common stock issuable upon the exercise of outstanding warrants, with an exercise price of $2.03 per share; and

•	2,606,000 shares of common stock underlying the Private Placement Warrants being sold in the concurrent private placement and 364,840 shares underlying the warrant being given to the placement agent in this transaction.

To the extent that any options are exercised, new options are issued under our 2020 Equity Incentive Plan or we otherwise issue additional shares of common stock in the future at a price less than the offering price, there may be further dilution to new investors purchasing common stock in this offering.

S-15

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement, dated February 16, 2021, with FT Global Capital, Inc., pursuant to which FT Global Capital, Inc. agreed to act as our exclusive placement agent in connection with this offering. The placement agent is not purchasing or selling any other securities offered by this prospectus supplement and the accompanying prospectus, nor is the placement agent required to arrange for the purchase or sale of any other specific number or dollar amount of securities, but has agreed to use its best efforts to arrange for the sale of all other securities being offered in this offering. We will enter into a securities purchase agreement directly with investors in connection with this offering.

We currently anticipate that the closing of this offering will take place on or about February 18, 2021. On the closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price of the shares of common stock sold;

•	we will irrevocably instruct the transfer agent to deliver the shares of common stock, and we will deliver the Private Placement Warrants, to the investors; and

•	the placement agent will receive the placement agent fees in accordance with the terms of the placement agency agreement.

We have agreed to pay the placement agent an aggregate fee equal to seven percent (7%) of the gross proceeds from the sale of the shares of common stock in this offering. We have also agreed to reimburse the placement agent for travel, due diligence or related expenses, up to $30,000, and additional $30,000 for legal expenses.

We have agreed to issue to the placement agent a warrant to purchase a number of shares of common stock equal to 7% of the aggregate number of shares of common stock sold in this offering, which warrant will have an exercise price of $4.4875 per share (or 125% of the public offering price) and will terminate on the three and one-half year anniversary of the issuance date. The placement agent warrants will have substantially the same terms as the warrants being sold in the offering. Pursuant to FINRA Rule 5110(e), the placement agent warrants and any shares issued upon exercise of the placement agent warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the placement agent or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period. In addition, the placement agent warrants shall not be exercisable for a period of six months and one day after the closing date of this offering.

S-16

We have also agreed to a 12-month tail fee equal to the cash compensation in this offering if any investor either introduced to us during the term of its engagement or that were contacted in connection with the offering provides us with further capital during such 12-month period following termination of our engagement with the placement agent.

The estimated offering expenses payable by us, in addition to the aggregate fees and expenses of approximately $1,369,775.60 due to the placement agent, are approximately $200,000.

We have agreed to indemnify the placement agent and certain other persons against certain liabilities relating to or arising out of the placement agent’s activities under the placement agency agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The transfer agent for our common stock is Empire Stock Transfer, Inc.

The purchase price per share of common stock and the exercise price for the Private Placement Warrants were determined based on negotiations with the investors and discussions with the placement agent.

The placement agency agreement, the securities purchase agreement, the form of Private Placement Warrant and the registration rights agreement will be included as exhibits to our Current Report on Form 8-K that we will file with the SEC in connection with the consummation of this offering.

LEGAL MATTERS

Certain legal matters governed by the laws of the State of New York and the State of Nevada with respect to the validity of the offered securities will be passed upon for us by Loeb & Loeb LLP, New York, New York. Schiff Hardin LLP, Washington, DC is acting as counsel for the placement agent in this offering.

EXPERTS

The consolidated balance sheets of ChinaNet Online Holdings, Inc. and subsidiaries as of December 31, 2019 and the related consolidated statements of operations and comprehensive loss, and cash flows for the years then ended are incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 10-K, which have been audited by Centurion ZD CPA & Co., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of ChinaNet Online Holdings, Inc. and subsidiaries as of December 31, 2018 and the related consolidated statements of operations and comprehensive loss, and cash flows for the years then ended are incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 10-K, which have been audited by Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

S-17

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus supplement and the accompanying base prospectus. This prospectus supplement and the accompanying base prospectus do not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus supplement and the accompanying base prospectus are delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement and the accompanying base prospectus but not delivered with the prospectus supplement and the accompanying base prospectus. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o ZW Data Action Technologies Inc.., at the Company’s office located at Room 1106, Xinghuo Keji Plaza, No. 2 Fengfu Road, Fengtai District, Beijing, PRC 100070. The Company’s telephone number is +86-10-6084-6616.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.zdat.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room
100 F Street N.E.
Washington, DC 20549

S-18

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus supplement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as amended;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020;

•	Current Reports on Form 8-K, filed on February 20, 2020, March 20, 2020, April 23, 2020, May 15, 2020, June 25, 2020, August 7, 2020, October 13, 2020, October 14, 2020, December 11, 2020 and December 14, 2020;

•	Definitive Information Statement on Schedule 14A filed on September 2, 2020; and

•	The description of our common stock set forth in our Registration Statement on Form 8-A (Registration No. 01-34647) filed with the SEC on March 2, 2010, including any amendments thereto or reports filed for the purpose of updating such description.

All documents subsequently filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the filing of this prospectus supplement (other than current reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K), prior to the termination of this offering, shall be deemed to be incorporated by reference herein and to be part of this prospectus supplement from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

S-19

PROSPECTUS

CHINANET ONLINE HOLDINGS, INC.

$75,000,000

Common Stock

Preferred Stock

Warrants

Units

We may, from time to time in one or more offerings, offer and sell up to $75,000,000 in the aggregate of common stock, preferred stock, warrants to purchase common stock or preferred stock, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities.

This prospectus provides a general description of the securities we may offer. We will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference, before you invest in any of our securities. This prospectus may not be used to offer or sell any securities unless accompanied by the applicable prospectus supplement.

Our common stock is traded on The Nasdaq Capital Market under the symbol “CNET.” On July 9, 2020, the last reported sale price for our common stock was $1.06 per share. As of that date, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $16,843,607 based on 21,691,926 shares of our outstanding common stock, of which approximately 15,890,195 shares were held by non-affiliates. Pursuant to General Instruction I.B.6. of Form S-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our common stock in any 12-month period so long as the aggregate market value of our outstanding common stock held by non-affiliates remains below $75,000,000. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.6 of Form S-3.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 3 of this prospectus and in the documents incorporated by reference in this prospectus, as updated in the applicable prospectus supplement, any related free writing prospectus and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

We may sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell common stock, preferred stock or warrants to purchase common stock or preferred stock, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities, in one or more offerings up to a total dollar amount of $75,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement or any related free writing prospectus, you should rely on the information in the prospectus supplement or the related free writing prospectus; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date – for example, a document filed after the date of this prospectus and incorporated by reference into this prospectus or any prospectus supplement or any related free writing prospectus – the statement in the document having the later date modifies or supersedes the earlier statement.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference (as our business, financial condition, results of operations and prospects may have changed since that date), even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered or securities are sold on a later date.

As permitted by SEC rules and regulations, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at its website or at its offices described below under “Where You Can Find More Information.”

Unless the context otherwise requires, all references in this prospectus to “CNET,” “we,” “us,” “our,” “the Company” or similar words refer to ChinaNet Online Holdings, Inc., together with our subsidiaries.

1

ABOUT CNET

Overview

We are a holding company that conducts our primary businesses through our PRC subsidiaries and operating entities (the “VIEs”). We primarily operate as one-stop services center for our clients on our integrated service platform, primarily including Omni-channel precision advertising and marketing system and data analysis management system. Our Omni-channel precision advertising and marketing system, primarily consists of digital advertising and marketing portals, including internet and mobile, and our other non-digital advertising units. We provide and monitor varieties of advertising and marketing campaigns through this service system which generates effective sales leads through the combination of the Internet, mobile, content and schemes. We also distribute the right to use search engine marketing service through this system to maximize market exposure and effectiveness for our clients. Our data analysis management system is an information and data analysis portal for small and medium-sized enterprises (“SMEs”) or entrepreneurs who plan to start their own business, helping them achieve higher survival and faster deal closing rates. The data analysis management system is built to further expand our service and data-link to assist our clients in developing their sales both online and offline, so that the overall service platform can create a traceable looped online to offline (O2O) ecosystem for our clients in their ground sales expansion throughout the cities in the PRC.

We derive our revenue principally by:

•	distribute the right to use search engine marketing service we purchased from key search engines to increase the sales lead conversion rate for our clients’ business promotions on both mobile and PC searches;

•	selling Internet advertising space on our advertising portals and providing related data service to our clients through the Internet advertising management systems and platforms developed and managed by us;

•	selling effective sales lead information; and

•	providing other related value-added technical services.

We generated total revenues of US$58.1 million for the year ended December 31, 2019, compared to US$57.1 million for the year ended December 31, 2018. We incurred a net loss attributable to our stockholders of US$1.26 million for the year ended December 31, 2019, compared to a net loss attributable to our stockholders of US$14.03 million in 2018.

In early 2018, we commenced to expand our business into the blockchain industry and the related technology. In January 2018, we announced our strategic partnership with Wuxi Jingtum Network Technology ("Jingtum”), the credible blockchain ecology builder. This strategic partnership with Jingtum is focused on blockchain technology to build a credible, fair and transparent platform for business opportunities and transactions. We aim to build a credible, traceable, and highly secured blockchain infrastructure platform and develop effective business applications, including both mobile and web applications, to meet the large demand from the SMEs. We believe that the applications of blockchain in the field of business development and marketing can help SMEs build a new business ecosystem based on algorithmic trust. With the introduction of blockchain technology, we will gradually shift our platform-centric services in the past towards decentralizing services, solving trust issues in business cooperation and services and enhancing user vitality and loyalties. We also plan to gradually shift from providing information services to providing transaction services for business opportunities so as to create a multi-industry and cross-chain value-based internet sharing business.

For the years ended December 31, 2019 and 2018, as initiating our Business Opportunity Social Ecosystem (“BOSE”), we were in the process of developing two blockchain-technology powered platform applications named BO!News and OMG, respectively. Our blockchain-powered platform together with the applications aims to build a social community which facilitates various types of users, such as business owners, entrepreneurs, suppliers and customers or any individual who is interested in starting up a business, to share business opportunities and related information and allows users to conduct certain business transactions that can be recorded and verified through the blockchain-technology applied by our applications. In return, our platform will use a reward point mechanism generated on blockchain in the form of token to keep track and award the users for their contributions to our platform applications. These reward points are not associated with any cryptocurrency, will not be listed in any crypto exchange, and can only be used within our BOSE, such as, exchange for our advertising and marketing services.

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In July 2018, BO!News, our social network-based news/media mobile application on the blockchain platform was put into preliminary trial stage and downloadable on the app store in China, and currently only the user behavior information is stored on the blockchain platform. No Martingale Bonus Point, or “MBP” or “reward points” in form of token has been officially issued to the public and was only issued to internal testing team for trial and error correction purposes during the trial operation. As we are still in the early stages of researching and developing our blockchain-infrastructure platform, we continue our efforts to further develop and adjust our blockchain-powered applications on the blockchain infrastructure platform, which is simultaneously developing and optimizing, to meet our overall business strategy of blockchain technology, and make it a better synergism with our current business and client base in 2020. Currently, BO!News is under major adjustments and upgrades, and thus has not been commercially available. During the trial period, BO!News has generated no revenue. We expect to migrate the underlying database of BO!News with OMG, our B2B2C blockchain-powered software application that is developed for data exchange, data recording and data proof of transactions for public trust, with both functions of CRM plus, advertising and marketing. We had originally scheduled to complete the adjustments and upgrades of the BO!News application, to launch the OMG application for trial by the end of May 2020, and to complete the integration of BO!News and OMG for commercial release by the end of 2020. However, due to the COVID-19 outbreak in China during the first quarter of 2020, we currently anticipate that the releasing schedule will likely be postponed for another 2 months. An updated timeline will be further communicated with the public after it has become available.

We have engaged RedRun Limited (“RedRun”) and Beijing Shengshi Kaida Technical Service Co., Ltd. (“Shengshi Kaida”) for the development of OMG and Bo!News, respectively. Total contract amounts for OMG and Bo!News is US$4.5 million and US$0.43 million, respectively. The following table summarized the material remaining development costs of these blockchain-powered application platform as of December 31, 2019.

	Total	Paid in	Estimated Payment Schedule
	Amount	Q1 2020	Q3 2020	Q4 2020
	(Amounts expressed in thousands of US dollar)

Remaining development costs under RedRun Agreement:	965	300	440	225
Remaining development costs under Shengshi Kaida Agreement	85	-	85	-
Total Remaining Development Costs:	1,050	300	525	225

Our platform will support two blockchain-powered Apps: BO!News and OMG.

Our users will use BO!News on account of that we publish it as an App for life and entrepreneurial social interaction app, which enables its future users an much easier access to daily news, social medias and social information associating with daily life events and entrepreneurship. In chorus, they can contribute and share their own experiences by generating their personal contents in writing, forwarding from other medias, streaming or short videos. In return, they would be rewarded with MBP in form of token, which are recorded on the blockchain for a transparent and creditable proof with a fixed value (which value is not finally determined yet). The MBP, i.e. the reward points in form of token issued by the BO!News App, are not associated with cryptocurrency and will not be listed in any crypto exchange. These reward points are also not transferrable and can only be used to exchange goods or products within our ecosystem, i.e. the BOSE, of ChinaNet. For example, to exchange for advertising service, or other gifts offered on the App, which will be further identified to the public when the DAU (“Daily Active User”) of BO!News App reaches sustainable level. With the anticipated sustainable level of DAU on the App, we would also be able to introduce BO!News as a new marketing channel for our existing client base, as well as acquisition of new clients, and to generate additional recurring internet advertising revenues accordingly.

OMG is developed for a larger business scope than BO!News, and is similar to an App called StorCard in Germany, but with more functions. OMG App will enable users (consumers and merchants) to integrate other stores’ reward/loyalty point cards into OMG point consolidation and exchange system built on the blockchain infrastructure platform. OMG will be also featured with its blockchain-powered CRM plus and Advertising sharing system that combines with all previous advertising technology we have developed and sourced throughout years. It will provide both consumers and merchants a very easy in-and-cross store spending experience through a combined reward card, which will help consumers managing all of their different reward/loyalty points cards in a single way. Merchants will also get benefit of using it as a marketing platform to push their advertising or promotion to their and non-competitors’ customer bases. For example: Merchant A and B are both OMG App’s participating merchants, as a result, their customers’ loyalty points databases are connected to OMG through secured API system. User X is a customer of both Merchant A and Merchant B, who wants to redeem a gift card with Merchant B’s loyalty/reward points, however, he does not have enough Merchant B’s loyalty/reward points. Through the OMG App, User X makes an offer of exchange Merchant A’s loyalty/reward points for Merchant B’s loyalty/reward points, and the OMG App matching system has found User Y, who wants to exchange Merchant B’s loyalty/reward points for Merchant A’s points for redeeming a reward gift in Merchant A. User X and Y are then acknowledged by the OMG App interactively, and then are able to exchange the loyalty/reward points for their specific needs based on their own negotiated exchange rate between Merchant A and Merchant B’s loyalty/reward points. Their transaction will be executed by the agreed terms input onto smart contract through the OMG App and recorded on the public chain for transaction authentication and verification. In addition, this transaction activity will be recorded by the OMG App, and User X and Y will also be rewarded with the loyalty points issued by OMG for conducting this transaction on OMG, which will be recorded and stored on our hyperledger blockchain in the form of token.

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Hence, all the behaviors, including the merchants’ reward/loyalty points exchange transaction mentioned previously, conducted both personal or business-oriented within OMG will be rewarded with points issued by the platform in form of token (“OMG reward points”). Same as the points rewarded to the users of the BO!News App, the OMG reward points issued in form of token are also not associated with cryptocurrency, and will not be listed in any crypto exchange. These reward points will grant privileges on higher sales discount, better point consumption rate, credit rating, faster matching and so forth, which rules will be finalized before our final commercial release of the OMG App, and will only be used for the business or consumption purposes within the BOSE of ChinaNet. Our final blockchain platform has been designed and is developing to adopt both hyperledger and public chains in a hybrid structure.

We anticipant to generate service revenues from our participating merchants for using our blockchain-powered OMG application. With sustainable level of DAU on this App, we also anticipant to generate additional recurring internet advertising service revenues on OMG application from our existing client base, as well as from new customers in future periods.

We have been building our blockchain infrastructure platform on Ethereum platform, and is now integrating with hyperledger solution to ensure the openness and easiness of the blockchain platform. The risks involved in our blockchain platform including but not exclusive to, the security risk, infrastructure risk, transition (blackhole) risk and so forth. As such, any malfunction, breakdown, divergence or abandonment of the Ethereum platform may have an adverse effect on the our blockchain-powered platform. As a result, we are in the process of testing and integrating with hyperledger and other public cross-chain solution, to minimize related risks and challenges.

As in our planning, we intend to issue reward points in the form of token for user interactions within our Apps and it is not officially implemented yet. As previously mentioned, when users of our Apps (i.e. BO!News or OMG) post and share some contents, or conduct a transaction within the App, they can get some rewards in the form of token as a proof recorded on the blockchain. The reward points will also be given to the users when their article attracts internet traffics (i.e. clicks and viewings) and interactions (i.e. messages or the click on the ads within the content). The reason of using blockchain is to improve the social credibility of activities recorded and transactions conducted. All the points received by the users are stored in the wallet of the Apps on the hyperledger chain, which is in a closed environment. If a person mobile phone got stolen and his password of the mobile phone and App got cracked, then his or her points will likely be stolen. But as these points can only be used within our BOSE ecosystem, hence it means zero value outside of this ecosystem, and if we got informed in advance, we can manage to cancel the points and reissue the points to them to prevent the owner’s possible losses. Finally, as stated previously, the reward point issued in form of token is not equivalent to any cryptocurrency and will not be listed on any exchange.

We appointed a new Chief Technology Officer in December 2019 and a Chief Business Officer in February 2020 to advance our development of blockchain technology, explore new business opportunities in healthcare industry advertising, and facilitate the integration of data analytics with artificial intelligence. Moreover, to enhance the reliability of our future blockchain services and optimize location for client proximity, we are in the process of expanding our corporate business and technology headquarters to the city of Guangzhou in Southern China. We expect to officially open our new Guangzhou headquarters in July 2020.

In response to COVID-19, we are currently in the process of using our blockchain capabilities to launch a simple blockchain-powered web application. This blockchain-powered web application is designed to help people better understand their current health status and thus improve their decision making process regarding the choice to either stay at home or go to work. By better understanding the potential risks, people will be able to go about their daily lives with fewer complications and respond to related concerns more appropriately. In addition, other functions will be added to enhance people’s understanding of their own health status as it relates to locations, workspaces, communities as well as friends and families. We plan to make the initial release free in order to help people around the world understand whether or not they have the symptoms of COVID-19. This web application will be released in multiple languages, including English, Italian, Spanish and Indonesian. We currently project the initial release date for this web application to be in August 2020.

In light of the Chinese government’s favorable policy towards the development of blockchain technology, we will continue focusing on developing and promoting our blockchain-based platform services and products in the second half of 2020 as planned. We anticipate that this will help us to not only cultivate more sources of recurring revenue, but also bolster our preparations for the expansion into the Southeast Asian market in the near future.

Corporate Information

We were incorporated in the State of Texas in April 2006 and re-domiciled to become a Nevada corporation in October 2006. From the date of our incorporation until June 26, 2009, when we consummated a share exchange, our business development activities were primarily concentrated in web server access and company branding in hosting web based e-games.

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Our wholly owned subsidiary, China Net Online Media Group Limited, was incorporated in the British Virgin Islands on August 13, 2007 (“China Net BVI”). On April 11, 2008, China Net BVI became the parent holding company of a group of companies comprised of CNET Online Technology Co. Limited, a Hong Kong company (“China Net HK”), which established, and is the parent company of, Rise King Century Technology Development (Beijing) Co., Ltd., a wholly foreign-owned enterprise (“WFOE”) established in the People's Republic of China (“Rise King WFOE”).

To enhance the reliability of our future blockchain services and optimize location for client proximity, we incorporated a new wholly-owned subsidiary, ChinaNet Online (Guangdong) Technology Co., Ltd. (“ChinaNet Online Guangdong”) in May 2020 as we are in the process of expanding our corporate business and technology headquarters to the city of Guangzhou in Southern China. We expect to officially open our new Guangzhou headquarters in July 2020.

Our principal executive offices are located at No. 9 South Min Zhuang Road, Haidian District, Beijing, PRC. Our telephone number at this address is (86 10) 60846616 and our fax number is (86 10) 88857816. For more information, see www.chinanet-online.com. We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus or any prospectus supplement.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” described in our most recent annual report on Form 10-K that we have filed with the SEC, together with all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement and in any related free writing prospectus in connection with a specific offering, before making an investment decision. Each of the risk factors could materially and adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact, included or incorporated by reference in this prospectus regarding our business strategy, future operations, projected financial position, potential strategic transactions, proposed distribution channels, projected sales growth, proposed new products, estimated future revenues, cash flows and profitability, projected costs, potential sources of additional capital, future prospects, future economic conditions, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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USE OF PROCEEDS

Except as described in any prospectus supplement and any free writing prospectus in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus to fund the growth of our business, primarily working capital, and for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in technologies, products and/or businesses that we believe will enhance the value of our Company, although we have no current commitments or agreements with respect to any such transactions as of the date of this prospectus. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. If a material part of the net proceeds is to be used to repay indebtedness, we will set forth the interest rate and maturity of such indebtedness in a prospectus supplement. Pending use of the net proceeds, we intend to invest the proceeds in investment-grade, interest-bearing securities.

DILUTION

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following description of our common stock and preferred stock, together with any additional information we include in any applicable prospectus supplement or any related free writing prospectus, summarizes the material terms and provisions of our common stock and the preferred stock that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our articles of incorporation and our bylaws, as amended, that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any applicable prospectus supplement. The terms of these securities may also be affected by Nevada law. The summary below and that contained in any applicable prospectus supplement or any related free writing prospectus are qualified in their entirety by reference to our articles of incorporation and bylaws, as in effect at the time of any offering of securities under this prospectus. For information on how to obtain copies of our articles of incorporation and bylaws, see “Where You Can Find More Information.”

Common Stock

We have 50,000,000 authorized shares of common stock, $.001 par value per share, of which 21,691,926 shares of common stock are issued and outstanding as of the date of this prospectus. Each holder of shares of common stock is entitled to one vote per share at stockholders’ meetings. Our articles of incorporation do not provide for cumulative voting for the election of directors. Holders of shares of common stock are entitled to receive, pro rata, such dividends as may be declared by the board of directors out of funds legally available therefor, and are also entitled to share, pro rata, in any other distributions to the stockholders. Upon any liquidation, dissolution or winding-up, holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of shares of common stock do not have any preemptive rights or other rights to subscribe for additional shares. The outstanding shares of common stock are paid for, fully paid and non-assessable.

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Securities Exchange Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “CNET.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Empire Stock Transfer.

Preferred Stock

As of the date of this prospectus, our articles of incorporation authorize us to issue 20,000,000 shares of preferred stock, par value $0.001 per share, none of which is currently designated or outstanding. Pursuant to our articles of incorporation, our board of directors has the authority to provide for the issuance, in one or more series, of our authorized preferred stock and to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of our preferred stock. The rights, privileges, preferences and restrictions of any such series of our preferred stock may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of preferred stock or common stock. The issuance of preferred stock may have the effect of decreasing the market price of our common stock and may adversely affect the voting power of holders of our common stock and reduce the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.

The particular terms of each class or series of preferred stock that we may offer under this prospectus, including redemption privileges, liquidation preferences, voting rights, dividend rights and/or conversion rights, will be more fully described in the applicable prospectus supplement relating to the preferred stock offered thereby. The rights, preferences, privileges and restrictions of any series of preferred stock that we may offer under this prospectus will be set forth in the particular articles supplementary that we would file with the State of Nevada. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report we file with the SEC, the form of any articles supplementary that describe the terms of the series of preferred stock we may offer before the issuance of the related series of preferred stock. The applicable prospectus supplement will specify the terms of the series of preferred stock we may offer, including, but not limited to:

•	the distinctive designation and the maximum number of shares in the series;

•	the number of shares we are offering and purchase price per share;

•	the liquidation preference, if any;

•	the terms on which dividends, if any, will be paid;

•	the voting rights, if any, of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the terms on which the shares may be redeemed, if at all;

•	any listing of the preferred stock on any securities exchange or market;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock; and

•	any or all other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of the series.

The description of preferred stock above and the description of the terms of a particular series of preferred stock in any applicable prospectus supplement are not complete. You should refer to the applicable articles supplementary for complete information.

DESCRIPTION OF WARRANTS

General

We may issue warrants for the purchase of common stock or preferred stock. Warrants may be offered independently or together with common stock or preferred stock offered by any prospectus supplement and may be attached to or separate from those securities. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe in particular the terms of any series of warrants that we may offer in more detail in the applicable prospectus supplement and any applicable free writing prospectus. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

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We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of warrant and/or warrant agreement, which may include a form of warrant certificate, as applicable, that describes the terms of the particular series of warrants we may offer before the issuance of the related series of warrants. We may issue the warrants under a warrant agreement that we will enter into with a warrant agent to be selected by us. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. The following summary of material provisions of the warrants and warrant agreements is subject to, and qualified in its entirety by reference to, all the provisions of the form of warrant and/or warrant agreement and warrant certificate applicable to a particular series of warrants. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	the terms of any rights to redeem or call the warrants;

•	United States federal income tax consequences of holding or exercising the warrants, if material; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

Each warrant will entitle its holder to purchase the number of shares of common stock or preferred stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Unless we otherwise specify in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

We will specify the place or places where, and the manner in which, warrants may be exercised in the form of warrant, warrant agreement or warrant certificate and applicable prospectus supplement. Upon receipt of payment and the warrant or warrant certificate, as applicable, properly completed and duly executed at the corporate trust office of the warrant agent, if any, or any other office, including ours, indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the securities purchasable upon such exercise. If less than all of the warrants (or the warrants represented by such warrant certificate) are exercised, a new warrant or a new warrant certificate, as applicable, will be issued for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

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Prior to the exercise of any warrants to purchase common stock or preferred stock, holders of the warrants will not have any of the rights of holders of the common stock or preferred stock purchasable upon exercise, including the right to vote or to receive any payments of dividends or payments upon our liquidation, dissolution or winding up on the common stock or preferred stock purchasable upon exercise, if any.

Outstanding Warrants

As of the date of this prospectus, there were 774,000 warrants to purchase shares of our common stock issued and outstanding with an exercise price of $1.4927 per share.

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DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement and any related free writing prospectus. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as an exhibit to the registration statement of which this prospectus is a part, the form of unit agreement that describes the terms of the series of units we may offer under this prospectus, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of shares of common stock or preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including, but not limited to:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock and Preferred Stock” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

We may enter into unit agreements with a unit agent. Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

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PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through brokers or dealers;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	directly by us to purchasers, including through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.

The applicable prospectus supplement will contain the terms of the transaction, the name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any such agent will use its commercially reasonable efforts to solicit purchases for the period of its appointment or to sell securities on a continuing basis. Agents may receive compensation in the form of commissions, discounts or concessions from us. Agents may also receive compensation from the purchasers of the securities for whom they sell as principals. Each particular agent will receive compensation in amounts negotiated in connection with the sale, which might be in excess of customary commissions. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold. Accordingly, any commission, discount or concession received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. We have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. As of the date of this prospectus, there are no special selling arrangements between any broker-dealer or other person and us. No period of time has been fixed within which the securities will be offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

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Offers to purchase securities may be solicited directly by us, and the sale thereof may be made by us, directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on The Nasdaq Capital Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on The Nasdaq Capital Market, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement.

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LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Loeb & Loeb LLP, New York, New York. If the validity of any securities is also passed upon by counsel for any underwriters, dealers or agents, that counsel will be named in the prospectus supplement relating to that specific offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of Centurion ZD CPA & Co., an independent registered public accounting firm, for the year ended December 31, 2019, given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of Marcum Bernstein & Pinchuk LLP, independent registered public accountant of the Company until September 25, 2019, as of December 31, 2018 and for the year then ended, given on the authority of such firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act (File No. 001-34647):

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on May 27, 2020;
•	the Amendment to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2019, filed with the SEC on June 10, 2020;
•	the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020, filed with the SEC on June 29, 2020;
•	the Company’s Current Report on Form 8-K, filed with the SEC on February 20, 2020;
•	the Company’s Current Report on Form 8-K, filed with the SEC on March 20, 2020;
•	the Company’s Current Report on Form 8-K, filed with the SEC on April 23, 2020;
•	the Company’s Current Report on Form 8-K, filed with the SEC on May 15, 2020;
•	the Company’s Current Report on Form 8-K, filed with the SEC on June 25, 2020; and
•	the Company’s Registration Statement on Form 8-A (Registration No. 001-34647) filed with the SEC on September 13, 2010, pursuant to Section 12 of the Securities Exchange Act of 1934, together with any amendments or reports filed for the purpose of updating such description.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K, or portions thereof, furnished under Item 2.02 or 7.01 of Form 8-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Current Report on Form 8-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

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WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we file annual, quarterly and current reports, proxy statements, and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. You may inspect, read and copy the reports and other information we file with the SEC at the aforesaid SEC’s website.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o ChinaNet Online Holdings, Inc., at the Company’s office located at No. 9 South Min Zhuang Road, Haidian District, Beijing, PRC. Our telephone number at this address is (86 10) 60846616 and our fax number is (86 10) 88857816. For more information, see our corporate website at www.chinanet-online.com.

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5,212,000 Shares of Common Stock

ZW DATA ACTION TECHNOLOGIES INC.

Common Stock

PROSPECTUS SUPPLEMENT

Placement Agent

FT Global Capital, Inc.